Exhibit 4.23

LONG TERM INCENTIVE PLAN - BRASKEM S.A.

(BRASKEM)

AIM AND DEFINITIONS

1. AIMS OF THE PLAN

Braskem S.A.’s Long Term Incentive Plan (“Plan”) aims to give Business Partners in Strategic Programs a chance to invest in Braskem’s Investment Units, for the following purposes:

•	Convergence of interests between Business Partners in Strategic Programs and Braskem Shareholders in the long term generation of wealth;

•	Integrate Business Partners and strengthen long term commitment;

•	Boost Business Partners’ overall earnings during their time with Braskem;

•	Build up additional assets during career and post-career situation.

2. ADMINISTRATION OF THE PLAN

The Plan, duly approved by Braskem S.A.’s Board of Directors (local acronym CA-BAK) and the Shareholders Meeting is administered in the ambit of the activities of the Chief Executive Officer of Braskem. Alterations in its content will be submitted as resolutions to the Board of Directors, except for the cases stated in items 5, 6, 7, 11, 12, which will require approval by the Shareholders Meeting.

3. OPERATION OF THE PLAN - ANNUAL PROGRAMS

The Chief Executive Officer of Braskem will submit an Annual Program relating to the Long Term Incentive Plan to the Board of Directors every year.

Each Annual Program must contain: (i) the maximum number of Investment Units to be issued in the year; (ii) Business Partners whom will be offered Investment Units (“Business Partner Investors”); (iii) the purchase price of Investment Units to be paid by Business Partner Investors; (iv) the forecast of allocation of Investment Units to identified Business Partner Investors and (v) the quantity of Investment Unit to be given each Business Partner Investor as an incentive to acquire the allocated Units.

When the annual evaluation of the Business Partner Investors Action Program has been concluded, the Chief Executive Officer of Braskem must inform the Board of Directors of the quantity of Investment Units sold to each Business Partner Investor.

The fact of a Business Partner Investor being indicated in a certain year does not mean that there will be another indication as Business Partner Investor in any other year. The distribution of Investment Units among Business Partner Investors will not necessarily be the same for each Business Partner Investor, or by equitable or equal parts, nor divided pro rata, but shall be determined case by case by Braskem’s Chief Executive Officer, depending on evaluation criteria used by Braskem and the merits of the Business Partner.

Business Partner Investors who decide to participate in the Plan through the Annual Program for which they were designated must notify their adhesion through a written application on the lines of the model attached (Annex II.3). All rules for each Annual Program (individual) must be stated in the Purchase of Investment Units Agreement (“Agreement”), following the model attached (Annex II.1), to be signed with each Business Partner Investor.

4. ELIGIBILITY FOR THE ANNUAL PROGRAM

The following shall be eligible for the Long Term Incentive Plan:

•	Direct partners of the Chief Executive Officer;

•	Executive Officers, and

•	Others involved in strategic programs, on the CEO’s recommendation.

5. INVESTMENT UNITS

Each Investment Unit gives its holder one economic right referenced in economic right conferred by 1 (one) Braskem Class “A” prefererred share (BRKM5), strictly under the terms and conditions of this Plan. Investment Unit holders do not acquire the status of Braskem shareholders, nor any right or privilege inherent to this status, particularly voting rights or other policy rights.

Investment Units will be represented by Investment Unit Certificates, a model of which is attached (Annex II.4).

Investment Units will be sold to Business Partner Investors on an entirely personal basis and may only be transferred to Braskem itself through redemption, under the terms of this Plan.

6. INVESTMENT UNIT DIVIDENDS

The Business Partner Investor will be entitled to dividends in Investment Units or fractions of Investment Units, in the amount equivalent to the value of the dividends or interest on own capital attributed and paid to the holders of each Braskem Class “A” preferred share (BRKM5). These Investment Units will be identified as Gamma type units.

Business Partner Investors may obtain Gamma Investment Units, received as dividends under the conditions set forth in Sections 10, 11 and 12 below. These Investment Units will be treated as bonus payments, for tax purposes, and attributed zero purchase cost.

The Certificates representing Gamma Investment Units distributed as dividends will be given to Business Partner Investors on the same dates that Braskem pays dividends or interest on own capital relating to holders of Braskem Class “A” preferred shares (BRKM5).

7. UNIT VALUE AND PURCHASE PRICE

The value of each Investment Unit (“Unit Value”), to be determined annually for the purpose of calculating redemption value under the terms of item 12, shall correspond to the value of the Braskem Class “A” preferred share (BRKM5) referenced by each Investment Unit, determined by annual evaluation under the terms of item 8.

The purchase price for each Investment Unit will be determined in each Annual Program, on the basis of the Unit Value calculated as above. The purchase price of each Investment Unit will be paid by Business Partner Investors on the date of purchase. These Investment Units will be identified as Alpha type units.

As part of each Annual Program, Braskem may promote incentives for the purchase of Investment Units by Business Partner Investors, in the form of giving Business Partner Investors a certain number of Investment Units, or fraction thereof, for each unit purchased. These units given as purchase incentives will be identified as Beta type Investment Units.

Ten years after their issue, Beta Investment Units will be converted to Alpha Investment Units.

8. ANNUAL EVALUATION

Braskem’s evaluation will correspond to the average closing price for quotations of its Class “A” preferred share (BRKM 5), on the São Paulo Stock exchange, between October of the previous year and March of the year of the program.

Braskem’s evaluation will be performed by the end of March, and, for purposes of calculating the redemption value of Investment Units under the terms of item 11, this evaluation will remain unchanged in Brazilian reais for 1 year as of April 1st every year.

9. ANNUAL STATEMENT AND REPORT

By April 30 every year, Braskem will send Business Partner Investors individual statements showing the Unit Value, in force in the period from April of the current year to March of the following year, the number of Investment Units of each type, Alpha, Beta and Gamma, in other words, respectively, Purchased, Purchased with Incentive and Granted as Dividends (including fractions), held by each Business Partner Investor, the total value invested in each type of Investment Unit and the percentage authorized for possible redemption.

10. REDEMPTION OF INVESTMENT UNITS

Pursuant to the grace periods and percentage authorized stipulated in item 11, Investment Units may be redeemed by Business Partner Investors by handing in the Term of Redemption of Investment Units, as per the model attached (Annex II.5), duly filled out and signed by the Business Partner Investor within 120 days of the date Braskem provides the individual statements for each Business Partner Investor.

If, at the end of this period, a Business Partner Investor has not redeemed any holdings, they shall not be able to do so until the following year, after Braskem has sent the individual statements.

11. GRACE PERIOD AND REDEMPTION CONDITIONS

Redemption of Investment Units will be subject to a grace period of 5 years as of the Business Partner Investor joining the Plan. The date of joining the Plan is defined as the date of the first Investment Unit Purchase Agreement signed by a Business Partner Investor, in relation to one of the Annual Programs. After the 5-year grace period, Business Partner Investors may withdraw up to 20% of the balance of Investment Units in their name. After this initial withdrawal, Business Partner Investors may make more withdrawals annually, of up to 10% of the balance of Investment Units held in their name.

The grace period and redemption conditions shown above do not apply to redemption of Gamma type Investment Units distributed to Business Partner Investors as dividends, under the terms of item 6 above, as long as the Business Partner Investor applies to Braskem for redemption within the first 60 days as of the date being given the Certificates for the Gamma Investment Unit.

Gamma Investment Units not redeemed by a Business Partner Investor in a certain year will be converted to Alpha Investment Units and incorporated to the balance of Alpha Investment Units held by the Business Partner Investor.

12. REDEMPTION VALUE AND CONDITIONS OF PAYMENT

The redemption value will correspond to the product of the Unit Value multiplied by the number of Investment Units redeemed. Payment of the redemption value to the Business Partner Investor of the Investment Units must be made in one single payment, within 60 days as of Braskem receiving the appropriate Term of Redemption of Investment Units, duly updated by the Fundação Getúlio Vargas IGPM index on a “pro rata tempore” basis, within 60 days, except in the case of redemption on the initiative of the Company under the terms of items 15, 17 and 19 below, in which case payment must be made on the date of redemption.

13. NON-BINDING

The Plan constitutes an onerous arrangement that is exclusively civil in nature and does not give rise to any obligation of the nature of an employment agreement or relating to pensions or social security arrangements between Braskem and Business Partner Investors, whether they are company officers designated by bylaws or employees.

14. NON INTERFERENCE IN EMPLOYMENT RELATION OR MANDATE

No provision of the Plan shall be interpreted as constituting entitlement of Business Partner Investors nor confer any Business Partner Investor rights to maintenance of their respective employment agreements or to remain as an employee of Braskem or other companies of the Braskem group, nor shall be part of, interfere or alter in anyway the general conditions of the employment agreement and rights of Braskem or of other companies of the Braskem group, as employer, and of the Business Partner Investor as employee, which shall continue to subject to legal and contractual conditions, and Braskem reserves the right to cancel a Business Partner Investor’s employment agreement any time.

No provision of the Plan shall confer any Business Partner Investor rights to remain until the end of a mandate as company officer, or interfere in anyway with the right of Braskem to dismiss them at any time, nor ensure the right to reelection to the position.

15. TERMINATION OF EMPLOYMENT RELATIONSHIP AND/OR OF MANDATE

In the case of a Business Partner Investor being dismissed without just cause, no longer be employed due to retirement or be dismissed from a company officer’s position without a continuing employment contract, all Investment Units held by them shall be entirely available for redemption.

In the case of Business Partner Investors being dismissed for just cause, ask to be dismissed or resign from a company officer position without a continuing employment contract, only Alpha Investment Units held by them shall be available for redemption. In this case, Business Partner Investors will lose their right to Beta Investment Units, given them by the Company as incentive for purchase of Alpha Investment Units, as stipulated in item 6.

As defined in the item 11, the grace period for redemption of Investment Units shall be counted as of the date of the first agreement between Business Partner Investor and Braskem.

16. DEATH

In the case of death of Business Partner Investors, all Investment Units shall be redeemed in advance by Braskem as of probate opening, and the amount redeemed shall be transferred to the estate for subsequent distribution to heirs or successors.

17. ADJUSTMENTS

If modifications in the shareholding structure of Braskem are made involving splits, grouping, bonus in shares, issue of stock through capitalization of profits or reserves, or similar shareholding modifications, the Plan and Investment Units shall be adjusted to match modifications in Braskem stock.

If Braskem is party to: (i) merger, incorporation resulting in extinction, split with all or substantially all its operational assets turned over to another company; or (ii) selling of all or substantially all its operational assets; or (iii) other form of stock ownership reorganization that produces a similar effect; the Plan and Investment Units shall be adjusted to match the modifications in its stock.

18. DATE OF VALIDITY AND TERMINATION OF THE PLAN

The Plan will begin in the 2005 exercise and may be extinguished or suspended, at any time, through a proposal from the Chief Executive Officer of Braskem, approved by the Board of Directors, while maintaining rights constituted prior to extinction of the Plan. In the event of extinction of the Plan, Braskem will have the option of redeeming Investment Units in advance.

19. ALTERATIONS IN THE APPLICABLE LEGISLATION

Any significant alteration concerning the legal or tax treatment of the Plan may lead to its partial or full revision or even suspension or extinction by the Chief Executive Officer of Braskem, as approved by the Board of Directors, and in these cases, both parties shall maintain the conditions in force and rights acquired until such date.

ANNEX I

LONG TERM INCENTIVE PROGRAM

BRASKEM S.A.

STRUCTURE

1. TOTAL QUANTITY

The total quantity of Investment Units that will be part of Braskem S.A.’s [Year] Program is              (            ).

2. BUSINESS PARTNER INVESTORS

Business Partners and their respective positions and units indicated by Braskem’s CEO for participation in the Braskem S.A. [Year] Long Term Incentives Plan Program (“Business Partner Investors”), and their respective allocations of Investment Units are listed in the attachment.

Braskem’s Chief Executive Officer, after approval of this [Year] Program by the Board of Directors, shall notify the offer of Investment Units to all Business Partner Investors.

3. PURCHASE PRICE OF INVESTMENT UNITS

The purchase price of each Investment Unit for Business Partner Investors will be R$ [insert amount].

As an incentive to purchase Investment Units for Business Partner Investors, Braskem will give the Business Partner Investor [insert quantity defined annually] additional Investment Units for each Investment Unit purchased.

4. INVESTMENT UNIT PURCHASE AGREEMENT

Business Partner Investors of the [year] Program, in order to be full holders of Investment Units, must sign and submit a request to adhere to the Program to Braskem and sign the Investment Unit Purchase Agreement of the [year] Program, following the model approved and initialed by Braskem’s Chief Executive Officer as attached.

ANNEX II

INSTRUMENTS FOR OPERATIONALIZING BRASKEM’S LONG TERM INCENTIVE PROGRAM

ANNEX II.1

INVESTMENT UNIT PURCHASE AGREEMENT FOR THE [YEAR] PROGRAM

Through this private instrument, (a) Braskem S.A., joint stock company with its main place of business in the City of [insert], State [insert], in the [insert address], enrolled as taxpayer with the Ministry of Finance (CNPJ) under no. [insert], herein duly represented under its (Braskem) bylaws and (b) [name], [nationality], [marital status], [profession], resident and domiciled at [full address], holder of Identity card (R.G.) no. [number] and enrolled with taxpayer no. (C.P.F) [number] (“Business Partner Investor”), mutually agree as follows:

1. PURPOSE

Pursuant to the terms and conditions stipulated in the Long Term Incentive Plan of [insert date], (“Plan”), in the Long Term Incentive Program of [Year], (“[Year] Program”), approved by the Braskem Board of Directors, in the Term of Application to Adhere by the Business Partner Investor, and in this Investment Unit Purchase Agreement of the [Year] Program, (“Agreement”), the Business Partner Investor hereby purchases a total of [insert] Investment Units.

2. INVESTMENT UNITS

Each Investment Unit confers the holder one economic entitlement referenced to the economic entitlement conferred by 1 (one) Braskem Class “A” preferred share (BRKM5), strictly under the terms and conditions of the Plan. Investment Unit holders do not acquire the status of Braskem shareholders, nor any right or privilege inherent to this status, in particular voting rights or other policy rights.

3. INVESTMENT UNIT DIVIDENDS

The Business Partner Investor will be entitled to dividends, from Investment Units or fractions of Investment Units, in the amount corresponding to the value of dividends or interest on own capital attributed and paid to holders of Braskem Class “A” preferred shares (BRKM5). These Investment Units will be identified as Gamma type units.

The Business Partner Investor shall have Gamma Investment Units received as dividends, only under the conditions stipulated in sections 7, 8 and 9 below. These Investment Units shall be considered bonuses, for tax purposes, and attributed zero purchase cost.

Certificates representing Investment Units distributed as dividends will be given Business Partner Investors on the same dates that Braskem pays dividends or interest on own capital to holders of its Class “A” preferred shares (BRKM5).

4. UNIT VALUE AND PURCHASE PRICE

The value of each Investment Unit (“Unit Value”), to be determined for the purposes of calculating redemption value under the terms of section 7, shall correspond to the value of Braskem Class “A” preferred shares (BRKM5) used as reference for each Investment Unit, and be determined according to annual evaluation under the terms of section 5.

The purchase price the Business Partner Investor shall pay Braskem for Investment Units is R$ [insert] per Investment Unit, and shall be paid by the Business Partner Investor on the date of signing this Agreement. These Investment Units shall be identified as Alpha type units.

As incentive to the purchase of Investment Units by Business Partner Investors, Braskem shall give to the Business Partner Investor [insert amount defined annually] Investment Units for each unit purchased. These units shall be given as incentive for stock purchases and identified as Beta Investment Units.

Ten years after their issue, Beta Investment Units will be converted to Alpha Investment Units.

5. ANNUAL EVALUATION

Braskem’s evaluation will correspond to the average closing prices quoted for its Class “A” preferred shares (BRKM 5), on the São Paulo Stock exchange, between October of the previous year and March of the current year.

Braskem’s evaluation shall be made by the end of March, and for the purpose of calculating the redemption value of Investment Units, under the terms of section 8, this evaluation shall remain unchanged, in Brazilian reais, for 1 year as of April 1st every year.

6. ANNUAL STATEMENT AND REPORT

By April 30 every year, Braskem will send Business Partner Investors individual statements showing the Unit Value in force in the period from April of the current year to March of the following year, the number (including fractions) of Investment Units of each type, Alpha, Beta and Gamma, held by Business Partner Investors, the total value invested in each type of Investment Unit and the percentage authorized for possible redemption.

7. REDEMPTION OF INVESTMENT UNITS

a) It is hereby agreed that Investment Units issued to Business Partner Investors may be partially redeemed by Business Partner Investors in compliance with the following grace periods:

(i)	Business Partner Investors may not redeem Investment Units from [insert] [date of first agreement with the Company] to [insert] [date corresponding to the end of the 5th year];

(ii)	after this period, Business Partner Investors may redeem up to 20% (twenty percent) of the balance of Investment Units held by them; and

(iii)	after this withdrawal, Business Partner Investors shall be able to make new withdrawals every year, of up to 10% of the balance of Investment Units held in their name.

b) The above grace period and redemption conditions do not apply to redemption of Gamma Investment Units distributed to Business Partner Investors as dividends, under the terms of item 3 above, on condition that Business Partner Investor applies to Braskem for the redemption within the first 120 days as of the date of receiving Certificates representing Gamma Investment Units. Any Gamma Investment Units not redeemed by Business Partner Investors shall be converted to Alpha Investment Units and incorporated to the balance of Alpha Investment Units held by Business Partner Investors.

c) To redeem Investment Units, Business Partner Investors must sign and deliver to Braskem the Term of Redemption of Investment Units following the model attached to this agreement (Annex III.5 - PD.CA/BAK.19/2005).

The redemption of Investment Units is expressly conditioned to the terms of the Plan and the [2005] Program, and to any restrictions on redemption of Investment Units that the Board of Directors may impose at any time, which shall be integral parts of this instrument for the appropriate legal purposes.

8. REDEMPTION VALUE AND PAYMENT CONDITIONS

The redemption value will correspond to the product of the Unit Value multiplied by the number of Investment units redeemed. Payment of the redemption value to the Business Partner Investor of the Investment Units must be made in one single payment within 60 days as of Braskem receiving the competent application for Redemption of Investment Units duly updated using the IGPM price index compiled by Fundação Getúlio Vargas on a “pro rata tempore” basis, for this period of 60 days, except in the event of redemption being an initiative of Braskem under the terms of items 12, 14 and 16, in which case payment must be made immediately on the date of redemption.

9. RESTRICTIONS RELATING TO INVESTMENT UNITS

The following restrictions shall apply to Investment Units covered by this Agreement:

a) Investment Units and their corresponding Certificates of Investment Units will be issued to Business Partner Investors on an individual basis and may only be transferred to Braskem itself through redemption;

b) Investment Units, for the purposes of this Agreement, shall include all new Investment Units that may be attributed to Business Partner Investor due to splits, groupings, share bonuses, stock issues through capitalization of profits or reserves or similar modifications to stock, as stipulated in section 14 below.

10. NON-BINDING

The Plan comprises an onerous arrangement that is exclusively civil in nature and does not give rise to any obligation of the nature of an employment agreement or relating to pensions or social security arrangements between Braskem and Business Partner Investors, be they company officers designated by bylaws or employees.

11. NON INTERFERENCE IN EMPLOYMENT RELATION OR MANDATE

No provision of the Plan shall be interpreted as comprising rights for Business Partner Investors, if employed, beyond those inherent to the Investment Units, which are exclusively civil in nature, nor shall it confer any rights to Business Partner Investors in relation to continuing as an employee of Braskem or other companies of the Braskem group, nor shall it be part of, interfere or alter in anyway the general conditions of the employment agreement or rights of Braskem or companies in the Braskem group, as employer, or Business Partner Investors as employees, and they shall continue to be subject to legal and contractual conditions, and Braskem reserves the right to terminate a Business Partner Investor’s employment agreement at any time.

No provision of the Plan shall confer any Business Partner Investor rights to remain until the end of a mandate as company officer or interfere in anyway with the right of Braskem to dismiss them at any time, nor assure the right to reelection to the position.

12. TERMINATION OF EMPLOYMENT RELATIONSHIP AND/OR MANDATE

In the event of a Business Partner Investor being dismissed without just cause, no longer be employed due to retirement or be dismissed from an officer’s position without maintenance of the employment contract, all the Investment Units held by them shall be entirely available for redemption.

In the event of a Business Partner Investor being dismissed with just cause, or no longer being employed due to retirement, or being dismissed from a company officer’s position without maintenance of the employment relation, all Alpha Investment Units held by them shall be available for redemption. In this event, Business Partner Investors will lose the right to the Beta Investment Units, given them by the Company as incentive for the purchase of Alpha Investment Units as stipulated in section 4.

13. DEATH

In the event of death of Business Partner Investors, all Investment Units shall be redeemed in advance by Braskem for probate and the amount redeemed shall be transferred to the estate for subsequent distribution to their heirs or successors.

14. ADJUSTMENTS

If modifications in the shareholding structure of Braskem are made involving splits, grouping, bonus in shares, issue of stock through capitalization of profits or reserves, or similar shareholder modifications, the Plan and Investment Units shall be adjusted to match modifications in Braskem stock.

If Braskem is party to: (i) merger, incorporation resulting in extinction, split with all or substantially all its operational assets turned over to another company; or (ii) selling of all or substantially all its operational assets; or (iii) other form of stock ownership reorganization that produces a similar effect; the Plan and Investment Units shall be adjusted to match the modifications in its stock.

15. CONFIDENTIALITY

Business Partner Investor assumes an obligation to maintain secrecy on the content of the Plan, abstaining from reproducing or copying total or partial the relative documents to the Plan, and the amount of Investment Units bought by him, under penalty of unilateral rescission of this Contract for Braskem.

16. DEFAULT

This agreement is entered into irrevocably and irreversibly and amounts to extrajudicial executive holding in terms of civil procedural legislation, thus being binding on the parties to the agreement and their heirs, legatees or successors under any title at all times.

17. FINE

Any part infringing its contractual obligations, without prejudice of losses and damages or specific execution of obligations in default, shall pay the party harmed a non-compensatory and non-reducible fine in an amount equivalent to [insert]% of the purchase price of Investment Units, as determined in the terms of section 4 of this Agreement, as well as all and any court or extrajudicial expenses that the prejudiced party incurs, including attorney’s honorariums if and when there is litigation.

18. ASSIGNMENT

This Agreement and the rights and obligations arising from it may not be assigned or transferred by either party, nor given as guarantee for obligations, without the previous written approval of all parties, otherwise being completely null and void.

19. NOVATION

It is expressly agreed that there shall not be novation in the event of either party not exercising any right, power, appeal or faculty provided by law or by this instrument, nor any tolerance of delay in the execution of any obligations or by either party, which shall not impede the other party, at its exclusive discretion, exercising these rights, powers, appeal or faculties at any time, which are cumulative and do not exclude others in relation to those stipulated in law.

20. FORUM

The Court of the District of Camaçari, State of Bahia, is elected to the exclusion of any other court, no matter how privileged it may be, to settle any issues emerging during the performance of this agreement, which, for legal purposes, shall be registered with the Registry of Bonds and Documents. In agreement whereof, the parties assume the obligation for themselves, their heirs and successors, to fulfill this agreement, signed in the presence of two witness, who also sign 3 (three) identical counterparts.

[insert place and date]

BRASKEM S.A.

(Business Partner Investor)

Witnesses:

1.

Name:

Identity Card No.

1.

Name:

Identity Card No.

ANNEX II.2

NOTIFICATION OF INDICATION FOR PARTICIPATION IN [YEAR] LONG TERM INCENTIVE

PROGRAM

Name:

Quantity of Investment Units:

On behalf of Braskem S.A., I have the satisfaction of designating you for participation in the [Year] (“Program [Year]”) Long Term Incentive Program in the above quantity of Investment Units, as part of the [Year] Program. Acceptance of the present indication should be made by submitting the Term of Application to Adhere attached to this notification, duly signed by the day [insert], after reading and accepting the terms and conditions of the present indication stated in the attached documentation.

This notification is confidential and you should maintain confidentiality in relation to the content of the Long Term Incentive Plan (documents relating to it may not be reproduced or copied in full or in part) and the quantity of Investment Units allocated to you, otherwise being liable to the penalty of cancellation of this designation.

[insert place and date]

[Chief Executive Officer]

ANNEX II.3

TERM OF APPLICATION TO ADHERE

The undersigned identified and described hereunder has been designated to participate in the [year] Long Term Incentive Program and states that he or she knows of and has received a copy of the following documents:

a) Long Term Incentive Plan (“Plan”);

b) Model of the Investment Unit Purchase Agreement relating to the [Year] Program (“Agreement”) and

c) Model of the Investment Unit Redemption Form.

Having examined said documents, the undersigned hereby applies to adhere to the [Year] Program and, therefore, irrevocably and irreversibly states that he or she

(i) has read and agrees with the terms and conditions of the Plan, of the [Year] Program and all the above documents, especially the Agreement, which shall be binding on his/her heirs and successors, under any concept; and

(ii) hereby adheres to the [Year] Program and authorizes Braskem S.A. management to make all arrangements to formalize an Agreement in accordance with the model designated above in item “c”; and

(iii) is aware of the confidential character of designation as Business Partner Investor, and hereby pledges to maintain confidentiality in relation to the content of the Plan, and to abstain from reproducing or copying all or part of the documents relating to the Plan, and in relation to the quantity of Investment Units reserved for him/her.

Date:

Name:

Signature:

Agreed with application to adhere to the [Year] Program

[insert place and date]

[Chief Executive Officer]

ANNEX II.4

BRASKEM S.A.

C.N.P.J. Nº 42.150.391/0001 -70

INVESTMENT UNIT CERTIFICATE (ALPHA, GAMMA, BETA)

LONG TERM INCENTIVE PROGRAM [YEAR]

BENEFICIARY	No. of Investment Units

Mr. [name], [nationality], [marital status], [profession], holder of Identity Card (R.G.) no. [insert] [insert] and enrolled with taxpayer (CPF/MF) no. [insert]

This Certificate represents Investment Units pertaining to the Long Term Incentive Program of [Year] (“Program [Year]”) held by Mr. [insert name], described above, which correspond to acquired rights in the Long Term Incentives Plan of [insert date], under to the [Year] Program.

[insert place and date]

[Executive Officer]

[Executive Officer]

ANNEX II.5

TERM OF REDEMPTION OF INVESTMENT UNITS

The signatory of this Term of Redemption of Investment Units, in the capacity of Business Partner Investor in the Long Term Incentive Plan of Braskem S.A. (Braskem), hereby applies to redeem Investment Units, in the terms of the Investment Unit Purchase Agreement between the undersigned and Braskem, in the quantity and price set forth below:

Number of Investment Units:

Type of Investment Units:

Redemption Price per Investment Unit :

Total Owed to the Business Partner Investor:

Date:

Name of Business Partner Investor:

(Signature of Business Partner Investor)